Exhibit 21.1
MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST AS OF FEBRUARY 29, 2024 *

Canada	United States
0993477 B.C. Unlimited Liability Company	California
Crown Door Corp. (Ontario)	Eger Properties
Sacopan, Inc. (Quebec)
VanAir Design, Inc.	Delaware
EPI Holdings, Inc.
Chile	Evergreen Finance LP
Masonite Chile Holdings	Masonite Corporation
Masonite Chile S.A.	(d/b/a Advisar)
(d/b/a Algoma)
China	(d/b/a Algoma Express)
Masonite (Shanghai) Trading Company Limited	(d/b/a Birchwood Best)
(d/b/a Birchwood Lumber & Veneer)
Costa Rica	(d/b/a Bridgewater Wholesalers)
Inversiones Premdor S.A.	(d/b/a BWI)
Masonite Costa Rica S.A.	(d/b/a Florida Made Door)
Technoforest Del Norte S.A.	(d/b/a Florida Millwork)
(d/b/a Fyrewerks)
Cyprus	(d/b/a Marshfield Doorsystems)
Liora Enterprises Limited	(d/b/a Masonite Architectural)
(d/b/a Masonite Display)
Israel	(d/b/a USA Wood Door)
Premdor Ltd.	Masonite Distribution, LLC
Steelwood LLC
Ireland
Masonite Ireland	Florida
Masonite Europe	Sierra Lumber, Inc. (f/k/a Florida Made Door)
Masonite Components	Shop Masonite LLC

Luxembourg	Oklahoma
Masonite Luxembourg S.A.	Dominance Industries, Inc.

Malaysia
Magna Foremost Sdn Bhd

Mexico
Masonite Mexico S.A. de C.V.

Netherlands
Premdor Karmiel Holdings B.V.

Poland
Masonite PL Sp. z.o.o.

Ukraine
SC Premdor Ukraine

United Kingdom
Door-Stop International Limited
Masonite Europe Limited
Premdor Crosby Limited
Premdor U.K. Holdings Limited

*    Excludes certain non-significant subsidiaries that are either discontinued or immaterial.